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                                    EXHIBIT 5

                           OPINION REGARDING LEGALITY



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                                  May 22, 1998


Board of Directors
Emerald Financial Corp.
14092 Pearl Road
Strongsville, OH  44136

                  RE:      Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

         We have acted as special counsel to Emerald Financial Corp., an Ohio-chartered thrift holding company (the "Company"), in connection with the registration of the Company's 30,000 shares of Common Stock, no par value (the "Shares") to be sold by the Company pursuant to a public offering as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") and the prospectus dated May 22, 1998 (the "Prospectus"), each as filed with the Securities and Exchange Commission (the "SEC") under the rules and regulations of the SEC relating to securities offerings set forth in Title 17 of the Code of Federal Regulations ("Title 17"). This opinion letter is written in connection with the Shares of the Company to be issued in connection with the Dividend Reinvestment and Stock Purchase Plan (the "Plan") adopted and approved by the Board of Directors at its regularly scheduled meeting on May 20, 1998.

         In rendering the opinions hereinafter expressed, we have examined and relied, as to matters of fact, upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of and accountants for the Company or its subsidiary as we have deemed appropriate.

         In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company and its subsidiary. We have assumed, without investigation, the accuracy of the statements as to factual matters made by officers and employees of, and accountants for, the Company or its subsidiary and by public officials. In conducting our examination of documents and instruments, we have assumed, without investigation, that each party (other than the Company with respect to the Agreement) to such documents and instruments has: (i) the power and capacity to enter into and perform all its obligations under such documents and instruments, (ii) duly authorized all requisite action with respect to such documents and instruments, and (iii) duly executed and delivered such documents and instruments.

         Wherever a statement herein is qualified by "we are not aware," "known to us," "to our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of the Company and in the course of the examination referred to in the foregoing paragraph, no information that would give us current actual knowledge of the inaccuracy of such statement has come to our attention in connection with the representation described in the introductory paragraph of this opinion letter. However, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

         The opinions hereinafter expressed are subject, without investigation, to the assumption that all offers, sales and issuances of the Shares have complied, and will comply, with the securities or Blue Sky laws of the states having jurisdiction thereof.


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Emerald Financial Corp.
May 22, 1998




         The opinions hereinafter expressed are subject to the following qualifications:

                  (a) Our opinion in paragraph (1) below as to the good standing of the Company is based solely upon certificates from public officials as to the good standing of the Company in its jurisdiction of incorporation.

                  (b) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

                  (c) We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Ohio;

         2. The authorized common stock of the Company is 20,000,000 shares, of which 10,264,288 are currently issued and outstanding;

         3. The Shares of the Company to be issued and sold by the Company pursuant to the Plan have been duly authorized and, when issued, delivered and paid for pursuant to the Plan, will be validly issued, fully paid and nonassessable.

         This opinion is furnished by us as counsel to the Company, solely for the benefit of the Company, and upon the understanding, as we have been advised by the Company and as the Company has agreed, that we are not hereby assuming any professional responsibility to any other person whatsoever.

         This opinion letter may not be, without our prior written consent: (i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other party.

                                                 Sincerely yours,


                                                 /s/ Grady & Associates
                                                 Grady & Associates